Progress Completes Acquisition of Kemp November 1, 2021 BEDFORD, Mass., Nov. 01, 2021 (GLOBE NEWSWIRE) -- Progress (NASDAQ: PRGS), the leading provider of products to develop, deploy and manage high-impact applications, today announced the completion of the acquisition of Kemp, the always-on application experience (AX) company that helps enterprises deliver, optimize and secure applications and networks across any cloud or hybrid environment. Progress announced the proposed acquisition on September 23, 2021. With a vision to propel business forward in a technology-driven world, Progress is the experienced, trusted provider of products designed to help customers develop the applications they need, deploy where and how they want and manage it all safely and securely. Through the acquisition of Kemp, Progress extends these capabilities with the addition of Application Experience management to its portfolio of market-leading products in DevOps, Application Development, Data Connectivity and Digital Experience.   As part of Progress, Kemp bolsters Progress’ core offerings in multiple ways: The always-on capabilities of Application Experience ensure that every user interaction, regardless of channel, is highly performant and always available. These capabilities complement Progress Digital Experience portfolio which helps organizations create and deploy seamless, consistent and in-context personalized experience for customers, partners and employees.   Anomaly detection, application monitoring and application telemetry from Kemp Flowmon complement capabilities available in Progress WhatsUp Gold to provide a more comprehensive network performance monitoring and diagnostic (NPMD) offering that simplifies the management of today's highly complex on-premise and cloud infrastructures. Progress DevOps and DevSecOps (Chef) offerings can help Kemp AX customers quickly respond to changes with flexibility, security and scale.   “Kemp is an incredibly exciting opportunity for us, and we’re thrilled to welcome Kemp’s people, customers and partners to Progress. The addition of Application Experience capabilities offers tremendous benefits to our customers and partners. It strengthens our management offerings within our portfolio to develop, deploy and manage high-impact applications, and furthers our commitment to ensure customer success by addressing a broader set of their needs,” said Yogesh Gupta, CEO, Progress. “Following the successes we’ve seen with both the Ipswitch and Chef acquisitions, we are confident that Kemp will serve as another proof point of our total-growth strategy, as we add significant shareholder value and provide ongoing benefit to our stakeholders.” Progress acquired Kemp for $258 million in cash and funded the purchase price with cash on hand. The transaction is expected to be accretive to both non-GAAP earnings per share and cash flow, beginning in the fiscal fourth quarter of 2021. Additional Resources Follow Progress on Twitter, Facebook and LinkedIn Read the Progress blog About Progress Progress (NASDAQ: PRGS) provides the best products to develop, deploy and manage high-impact business applications. Our comprehensive product stack is designed to make technology teams more productive, and we have a deep commitment to the developer community, both open source and commercial alike. With Progress, organizations can accelerate the creation and delivery of strategic business applications, automate the process by which apps are configured, deployed and scaled, and make critical data and content more accessible and secure—leading to competitive differentiation and business success. Over 1,700 independent software vendors, 100,000+ enterprise customers, and a three-million-strong developer community rely on Progress to power their applications. Learn about Progress at www.progress.com or +1-800-477-6473. Note Regarding Forward-Looking Statements This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Progress has identified some of these forward-looking statements with words like “believe,” “may,” “could,” “would,” “might,” “should,” “expect,” “intend,” “plan,” “target,” “anticipate” and “continue,” the negative of these words, other terms of similar meaning or the use of future dates. Risks, uncertainties and other important factors that could cause actual results to differ from those expressed or implied in the forward looking statements include: uncertainties as to the effects of disruption from the acquisition of Kemp making it more difficult to maintain relationships with employees, licensees, other business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions outside of Progress’ or Kemp’s control; transaction costs; actual or contingent liabilities; uncertainties as to whether anticipated synergies will be realized; and uncertainties as to whether Kemp’s business will be successfully integrated with Progress' business. For further information regarding risks and uncertainties associated with Progress' business, please refer to Progress' filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended November 30, 2020. Progress undertakes no obligation to update any forward- looking statements, which speak only as of the date of this press release. Press Inquiries:

Erica McShane            Senior Director, Corporate Communications +1 781-280-4000           pr@progress.com Investor Relations: Mike Micciche VP, Investor Relations +1 781-280-4000           Investor-relations@progress.com Source: Progress Software Corporation